EXHIBIT 99.01

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS YEAR END RESULTS

LAS VEGAS, March 9, 2004 – Herbst Gaming, Inc. (“HGI” or “Company”) today announced its results for the fiscal year ended December 31, 2003.

The Company reported net revenues of $312 million for the year ended December 31, 2003, an increase of 25%, or $62 million, compared with $250 million in the prior year.  Net income was $8.2 million for the year ended December 31, 2003, an increase of $3 million, compared with a net income of $5.2 million in the prior year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 40%, or $16 million, to $55.8 million for the year ended December 31, 2003, compared with $39.8 million for the prior year.

See footnote (3) to the below Selected Financial Information for a discussion of the reasons the Company uses EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA, a non-GAAP measure, to net income.

These results include the performance of the slot route assets of Anchor Coin, Inc., a subsidiary of International Game Technology, which the Company acquired in February 2003.

Conference Call Information

The Company will host a conference call to discuss its fiscal year end financial results on Wednesday, March 10, 2004 beginning at 1:00 pm. Eastern Standard Time.  Interested participants may access the call by dialing into our conference operator at (800) 884-5695, Passcode 84090002, or may login to the webcast of the conference call at www.herbstgaming.com.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, March 17, 2003 at 5:00 p.m. Pacific Time.  To access the replay, call (888) 286-8010, Passcode 86498970.  Additional information including a replay of this call is available in the “Investors Relations” section of the Company’s website at www.herbstgaming.com.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, and acquisitions, of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.

HERBST GAMING

SELECTED FINANCIAL INFORMATION

	Year Ended December 31,
	2003	2002
	(dollars in thousands)

Income Statement Data

Revenues
Route Operations	$241,833	$183,877
Casino Operations	78,342	72,498
Other	3,049	3,078
Total revenues	323,224	259,453
Promotional allowances – route	(371)	(305)
Promotional allowances – casino	(10,878)	(9,497)
Net revenues	311,975	249,651
Costs and expenses
Route operations	192,757	150,781
Casino operations	51,142	48,635
General and administrative	12,514	10,812
Depreciation and amortization	24,382	15,741
Total costs and expenses	280,795	225,969
Income from operations	31,180	23,682
Interest income	228	336
Interest expense	(22,932)	(18,785)
Loss on early retirement of debt (1)	(267)	—
Net Income	$8,209	$5,233

Year Ended December 31,
2003	2002
(dollars in thousands, except ratios)

Balance Sheet Data

Cash and cash equivalents	$54,030	$55,035
Total assets	$237,068	$183,713
Total debt (2)	$215,269	$167,941
Owner’s equity (deficiency)	$1,554	$(1,235)

Other data:
Ratio of earnings to fixed charges (3)	1.3	x	1.3	x
Net cash provided by operating activities	$34,997	$19,323
Net cash used in investing activities	$(74,724)	$(8,700)
Net cash provided by (used in) financing activities	$38,722	$(338)
Capital expenditures	$15,117	$8,442
Route EBITDA (4)	$48,705	$32,791
Casino EBITDA (4)	$16,322	$14,366
Consolidated EBITDA (4)	$55,790	$39,759

(1)          Includes a premium of $267,000 paid in conjunction with the repurchase of $2.0 million of our senior secured notes.

(2)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(3)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges and extraordinary items (other than capitalized interest).  Fixed charges consist of interest expensed and capitalized

(4)          Consolidated EBITDA consists of income plus depreciation and amortization, interest expense, net of capitalized interest and loss on early retirement of debt.  Segment EBITDA for route and casino are calculated before allocation of overhead.  EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EDITDA.

	2003	2002
	(dollars in thousands)

Net Income	$8,209	$5,233
Loss on early retirement of debt (1)	267	—
Interest	22,932	18,785
Depreciation and amortization	24,382	15,741
Consolidated EBITDA (4)	$55,790	$39,759